Exhibit 99

COVENANT TRANSPORTATION GROUP ANNOUNCES EXTENSION AND AMENDMENT OF REVOLVING CREDIT FACILITY

CHATTANOOGA, TENNESSEE – September 7, 2010 - Covenant Transportation Group, Inc.  (Nasdaq/GS:CVTI) announced today the extension and amendment of  its revolving credit facility as of August 31, 2010.

Overview

Chairman, President, and Chief Executive Officer, David R. Parker, made the following comments:  "We are very pleased to announce the extension and amendment of our $85 million revolving credit facility with Bank of America and J.P. Morgan.  The maturity date was extended by three years to September 2014. In addition, the pricing grid was amended to eliminate the LIBOR floor on our interest rate grid, reduce the applicable margin for base rate and LIBOR borrowings across all levels of the grid and reduce our unused line fees, with an effective date of August 1 for the new rates.  Based on our $44.6 million of availability under the facility at June 30, 2010, the effective interest rate on outstanding borrowings would have been reduced by 245 basis points, the letter of credit fees would have been reduced by 125 basis points and the unused line fees would have been reduced by 25 basis points under the amended facility.  We appreciate the expression of confidence and support from our lenders.  Our sole financial covenant did not change in the amendment, and based on our financial and operating expectations, we expect to comply with the applicable financial covenant for the foreseeable future."

Covenant Transportation Group, Inc. is the holding company for several transportation providers that offer premium transportation services for customers throughout the United States. The consolidated group includes operations from Covenant Transport and Covenant Transport Solutions of Chattanooga, Tennessee; Southern Refrigerated Transport of Texarkana, Arkansas; and Star Transportation of Nashville, Tennessee.  The Company's Class A common stock is traded on the Nasdaq Global Select under the symbol, “CVTI”.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended.  Such statements may be identified by their use of terms or phrases such as "expects," "estimates," "projects," "believes," "anticipates," "plans," "intends," and similar terms and phrases.  Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  In this press release, the statement regarding expected compliance with financial covenants is a forward-looking statement.  Please review the risk factors set forth in our Annual Report on Form 10-K and in our press releases, stockholder reports, and filings with the Securities Exchange Commission for factors that, could cause actual results to differ materially from those in the forward-looking statements. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

For further information contact:
Richard B. Cribbs, SVP and Chief Financial Officer	(423) 463-3331
criric@covenanttransport.com

For copies of Company information contact:
Kim Perry, Administrative Assistant	(423) 463-3357
perkim@covenanttransport.com

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